Exhibit 4.5.2

FIRST AMENDMENT TO

EXELON EMPLOYEE SAVINGS PLAN

FOR REPRESENTED EMPLOYEES AT CLINTON

WHEREAS, Exelon Corporation, a Pennsylvania corporation (the “Company”), has adopted and maintains a profit sharing plan with a qualified cash or deferred arrangement for the benefit of certain eligible employees employed at its Clinton facility whose employment is subject to a collective bargaining agreement titled “Exelon Employee Savings Plan for Represented Employees at Clinton” (the “Plan”), which has been amended and restated effective as of January 1, 2015; and

WHEREAS, the Company desires to amend the Plan to correct a typographical error relating to the maximum Default Percentage applicable to Members under the automatic enrollment feature of the Plan.

NOW, THEREFORE, RESOLVED, that pursuant to the power of amendment contained in subsection 12(a) of the Plan, the Plan is amended, effective as of April 6, 2009, as follows:

1. Subsection 4(a)(iii)(A) of the Plan is amended by deleting the percentage of “5%” contained in the first sentence contained therein and inserting in lieu thereof the percentage of “4%”.

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IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its Senior Vice President and Chief Human Resources Officer, on this 22nd day of December, 2016.

EXELON CORPORATION

By:	/s/ Amy E. Best
Amy E. Best Senior Vice President and Chief Human Resources Officer

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